Exhibit 10.24

FIRST AMENDMENT

TO

CONSULTING AGREEMENT

This FIRST AMENDMENT TO CONSULTANT AGREEMENT (“Amendment”) is made this 1st day of June, 2021 by and between SKY Technologies, and its affiliates, duly organized under the laws of the State of Florida (together with its subsidiaries and predecessor companies hereinafter referred to as the “Company”) and Steve Schmidt (hereinafter referred to as the “Consultant”).

In 2019 the Company and Consultant entered into an agreement entitled CONSULTANT AGREEMENT, pursuant to which the Company has engaged the Consultant to advise the Company in certain areas including retail and data.

NOW, THEREFORE, the parties hereto agree to amend the Consultant Agreement as follows:

1.	Title. Consultant will serve as the President of the Company and will report to the Executive Chairman of the Company.

2.	Duties. President will assist and help the Company with the following matters:

A)	Assist the Company with securing funds;

B)	Assist the Company with company data modeling and monetization;

C)	Assist the Company with sales to big box retail and general retail; and

D)	Assist the Company with its Public Relation efforts.

3.	Term. A 3-year term that will be renewed annually at the end of each year upon the signed written consent of the Company and Consultant.

4.	Additional Compensation.

A)	Signing Bonus of 25,000 shares of Company Common Stock and a 5-year option to purchase 25,000 shares of the Company’s Common Stock at a strike price of $12.00 per share. Shares and options will vest on the signing date.

B)	Upon renewal after the first year of the Term pursuant to Paragraph 3, 25,000 shares and a 5-year option to purchase 25,000 shares of the Company’s common stock at a strike price of $12.00 per share. Shares and options will vest 12 months from the signing date.

C)	Upon renewal after the second year of the Term pursuant to Paragraph 3: 25,000 shares and a 5-year option to purchase 25,000 shares of the Company’s common stock at a strike price of $12.00 per share. Shares and options will vest 24 months from the signing date.

D)	At the end of the third year of the Term: 25,000 shares and a 5-year option to purchase 25,000 shares of the Company’s common stock at a strike price of $12.00 per share. Shares and options will vest 36 months from the signing date.

5.	Bonus Compensation. Bonus compensation shall be based on success. The Company reserves the right to further compensate the President based on success.

6.	Prior Consulting Agreement. All other provisions of the Consulting Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the first date above.

SKY TECHNOLOGIES	CONSULTANT

/s/ Steven Schmidt
Name:	Name:	Steven Schmidt